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                                                             Exhibit 10.13


                         ENDOVASCULAR TECHNOLOGIES, INC.

                             OFFICERS SEVERANCE PLAN

                                       AND

                            SUMMARY PLAN DESCRIPTION








                     Plan Effective Date: September 24, 1996

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                         ENDOVASCULAR TECHNOLOGIES, INC.
                             OFFICERS SEVERANCE PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION

The EndoVascular Technologies, Inc. Officers Severance Plan (the "Plan") is primarily designed to provide eligible officers of EndoVascular Technologies, Inc. (the "Company") whose employment is terminated on or after September 24, 1996 with separation pay and other benefits in the event of an involuntary termination.

This Plan is designed to be an "employee welfare benefit plan," as defined in
Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.

I.      ELIGIBILITY

You will be eligible for severance benefits under the Plan if:

         o        you are an officer of the Company and are named on Schedule A;

         o your active employment is terminated following your discharge or dismissal other than for Cause or your active employment is Involuntarily Terminated within the twenty-four (24) month period following a Change in Control;

         o you execute the General Release of All Claims, a copy of which is attached, within the prescribed number of days following your date of termination, as set forth in the attached General Release of All Claims; and

         o        you are not in one of the excluded categories listed below.

You are not eligible for severance benefits under this Plan if:

         o you voluntarily terminate employment, provided that the foregoing shall not apply in the case of an Involuntary Termination following a Change in Control;

         o you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or
                  (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the plan upon a subsequent termination within 24 months following a Change in Control; or
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         o        you are dismissed for Cause, whether or not you already
                  received notice of a termination which would otherwise qualify you for severance benefits.

II. HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax limitation set forth below, on the basis of your Salary level measured as of the date of your termination of active employee status:

            Severance Guidelines in the event of no Change in Control
            ---------------------------------------------------------

        o Six (6) months of Salary payable in periodic installments in accordance with the Company's payroll practice, plus 50% of your Target Bonus for the fiscal year in which your employment terminates payable in a lump sum within ten (10) days following your cessation of employment.

        o Your existing group health coverage (and, if applicable, the existing group health coverage of your eligible dependents) offered by the Company will be extended through the end of the month in which your termination date occurs. Effective as of the first day of the following month, you may then be eligible to elect temporary continuation coverage under the Company's health plan pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If you (and, if applicable, your dependents) elect COBRA continuation coverage, the Company will pay the entire cost of such coverage for the lesser of a six (6) month period or until your COBRA eligibility ends. You and your eligible dependents will be provided with a COBRA election form and notice which describes your rights to continuation coverage under COBRA.

            Severance Guidelines in the event of a Change in Control
            --------------------------------------------------------

        o         If your employment is Involuntarily Terminated within twelve
                  (12) months of a Change in Control: Twenty-four (24) months of Salary, plus a bonus equal to 200% of your Target Bonus for the fiscal year in which your employment terminates, payable in a single lump sum within ten (10) days of your cessation of employment. You will have the COBRA benefits set forth above, except that if you (and, if applicable, your dependents) elect COBRA continuation coverage, the Company will pay the entire cost of such coverage for the lesser of an eighteen (18) month period or until your COBRA eligibility ends.

        o If your employment is Involuntarily Terminated more than twelve (12) but less than twenty-four (24) months following a Change in Control: Twelve (12) months of Salary, plus 100% of your Target Bonus for the fiscal year in which your


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                  employment terminates, payable in a single lump sum within ten
                  (10) days of your cessation of employment. You will have the COBRA benefits set forth above, except that if you (and, if applicable, your dependents) elect COBRA continuation coverage, the Company will pay the entire cost of such coverage for the lesser of a twelve (12) month period or until your COBRA eligibility ends.

Salary generally means your base salary at your date of termination and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

Target Bonus means 100% of the bonus potential established for you by the Company for the applicable fiscal year.

Cause means your willful breach of duty unless waived by the Company (which willful breach is limited to your deliberate and consistent refusal to perform your duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company provided you have had prior written notice of such refusal), your unauthorized use or disclosure of the confidential information or trade secrets of the Company, your conviction of a felony under the laws of the United States or any state thereof, or your gross negligence.

Change in Control shall mean the occurrence of one or more of the following transactions:

                  a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                  b) the sale, transfer or other disposition of all or substantially all of the Company's assets, or

                  c) any person (or entity) directly or indirectly acquires 50% or more of the combined voting power of outstanding shares of Company stock.

Involuntary Termination shall mean the termination of your employment with the
Company:

                           (A) involuntarily upon your discharge or dismissal
                  other than for Cause, or

                           (B) voluntarily or involuntarily following (I) a
                  change in your position with the Company which materially reduces your level of responsibility, (II) a reduction in your level of cash compensation (including base salary and bonuses) or (III) a change in your place of employment which is more than 25 miles from your place of employment prior to the change, provided and only if such change or



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                  reduction is effected without your written concurrence.

                  Golden Parachute Tax Limitation

The Internal Revenue Code imposes a 20% excise tax on certain payments and other benefits received by certain officers and shareholders in connection with a change of control involving the Company. Such payments can include severance pay and acceleration of option vesting. In the event that the cash severance payment you would receive under this Plan, when added to any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code ("Code") and (ii) be subject to the 20% excise tax imposed by Section 4999 of the Code, then your cash severance payments shall be either payable in full or

                  payable as to such lesser amount which would result in no portion of the compensation payable to you being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable Federal, state and local income taxes and the 20% excise tax imposed by Code Section 4999, results in your receipt, on an after-tax basis, of the greatest amount. If a reduction is to be effected, your bonus severance payment shall be reduced first and your salary continuation severance payments next. No payments due you outside of this Plan shall be reduced by reason of this paragraph. Unless you and the Company agree otherwise in writing, any determination required to make this adjustment shall be made in writing by the Company's independent public accountants or other outside auditors selected by the Company immediately prior to the change of control triggering the parachute payments, whose determination shall be binding upon you and the Company. You and the Company are obligated to furnish to the accountants such information and documents as the accountants may reasonably request. The Company shall bear all costs of engaging the accountants in connection with these calculations.

III. OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.

Benefits. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater


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benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company, including pursuant to employment agreement or offer letter, except as otherwise set forth herein.

Plan Amendment or Termination. The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no amendment may be made after the occurrence of a Change in Control and any amendment made within the 60 day period ending on the date of the Change in Control shall be deemed to have been made after the occurrence of a Change in Control. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes. The Company will withhold all applicable taxes and other payroll deductions from any severance payment.

No Right To Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.      STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

         1. Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

         2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.



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         3.       File suit in a federal court, if you, as a participant,
                  request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.








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                           ADDITIONAL PLAN INFORMATION

Name of Plan:              EndoVascular Technologies, Inc. Officers Severance Plan
-------------              -------------------------------------------------------
Company Sponsoring         EndoVascular Technologies, Inc.
Plan:                      1360 O'Brien Drive
                           Menlo Park, CA 94025

Employer Identification    94-3096794
Number:

Plan Number:               505

Plan Year:                 The calendar year; the first plan year shall end
                           December 31, 1996

Plan Administrator:        EndoVascular Technologies, Inc.
                           1360 O'Brien Drive
                           Menlo Park, CA 94025
                          (415) 325-1600

Agent for Service of       Plan Administrator
Legal Process:

Type of Plan:              Severance Plan/Employee Welfare Benefit Plan

Plan Costs:                The cost of the Plan is paid by EndoVascular Technologies, Inc.








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                                   SCHEDULE A


                              List of Participants
                              --------------------

                              W. James Fitzsimmons
                                 G. Bradley Cole
                               Elizabeth McDermott
                               Ronald R. Giannotti
                                  Lori A. Adels
                               Dr. Victor Bernhard
                               Jeffery W. Jarvela








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                          GENERAL RELEASE OF ALL CLAIMS

                  In consideration of the severance benefits to be paid to me by EndoVascular Technologies, Inc. in accordance with the terms of the EndoVascular Technologies, Inc. Officers Severance Plan, a copy of which has been given to me, I hereby fully and forever release and discharge EndoVascular Technologies, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "EVT") from all claims and causes of action arising out of or relating in any way to my employment with EVT including the termination of my employment.

                  1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1866, [the Age Discrimination in Employment Act of 1967, as amended], the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against EVT relating to employment discrimination.

                  2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or EVT.

                  3. In addition, and in further consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  4. I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

                  Executed this _____ day of ______________ 199__.

                  ____________________________________________
                  Employee